AMERICAN RICE, INC.
INCENTIVE COMPENSATION PLAN

THIS INCENTIVE COMPENSATION PLAN (the "Plan") is adopted as of the 1st day of April, 1994, by American Rice, Inc., a Texas corporation ("ARI").

1. Purpose of the Plan. The Plan is intended as an incentive for the key employees of ARI and its subsidiaries (collectively the "Company") to attain a continuity of superior earnings over a sustained period of time and thus to enhance the long-term value of the capital stock of the Company to ARI shareholders. Furthermore, this Plan is intended to help the Company attract and retain persons of outstanding ability.

2.  Effective Date.  The Plan shall become effective only after:

(a)  it is approved by the Board of Directors;

(b) certain authorized but unissued shares of ERLY Industries Inc, the Company's parent corporation ("ERLY"), are set aside to fulfill the purposes of the Plan.

3. Definitions. As used herein, the following terms have the meaning set forth unless the context clearly indicates to the contrary:

(a) ARI Shares. "ARI Shares" means shares of the Company's $1.00 par value common stock.

(b) The Company. The "Company" shall mean American Rice, Inc., a corporation organized under the laws of the State of Texas, its subsidiaries, and any successors thereto.

(c) The Board of Directors. The "Board of Directors" shall mean the Board of Directors of the Company as it may be constituted from time to time.

(d) The Committee. The "Committee" shall mean the committee as appointed by the Board of Directors to administer this Plan. If no Committee is specifically appointed, the Committee shall be composed of the entire Board of Directors.

(e) The Employees. The "Employees" shall mean the present or future officers and employees of the Company.

(f) ERLY Shares. ERLY Shares means shares of the $0.01 par value common stock of ERLY.

(g) Company Equity. "Company Equity" shall mean total stockholders' equity as reflected on the Company's audited consolidated balance sheet at the end of

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the fiscal year immediately preceding each Award Year; provided, however, the
Company Equity, as of the end of such fiscal year shall not include any increase or decrease in Company Equity related to push down accounting adjustments to Company Equity required by mergers or acquisitions. Any such adjustment amount eliminated from Company Equity shall be specifically approved by the Committee.

(h) Fair Market Value. "Fair Market Value" shall mean with respect to a Share (i) if traded on the National Association of Securities Dealers, Inc. (the "NASD") National Market System ("NMS"), the last price of a Share sold on the last trading day on any relevant date or, if there is no trading on such date, the next preceding date on which there were sales of Shares, as published in the NASDAQ National Market Issues report in the Southwestern Edition of the Wall Street Journal, (ii) if listed on a national securities exchange (an "exchange"), the mean between the highest price and the lowest price at which a Share shall have been sold "regular way" on an exchange on the applicable date or, if there are no sales on said date, then on the next preceding date on which there were sales of Shares, (iii) if the Shares are not traded on the NMS or listed on an exchange, the mean between the bid and asked prices last reported by the NASD for the over-the-counter market on the applicable date, or, if no bid and asked prices are reported on said date, then on the next preceding date on which there were such quotations, or (iv) if the Shares are not traded on the NMS or listed on an exchange and quotations for the Shares are not reported by the NASD, the fair market value determined by the Committee.

(i) Incentive Shares. "Incentive Shares" shall mean the Shares to be issued pursuant to Paragraph 7(d) of this Plan.

(j) The Plan. The "Plan" shall mean the American Rice, Inc. 1994 Incentive Compensation Plan as presently adopted and as may be amended from time to time.

(k) Return on Equity. For any Award Year, the term "Return on Equity" for the Company shall mean the earnings from continuing operations before income taxes and extraordinary items for the Company divided by the relevant Company Equity; provided, however, said earnings shall not include any increase or decrease related to pushdown accounting adjustments required by mergers or acquisitions or from the sale of ARI's Houston properties.

(l) Shares. "Shares" shall mean either ERLY Shares or ARI Shares. Whether "Shares" means ERLY Shares or ARI Shares shall be determined by the Company's Board of Directors in its sole discretion; provided, however, that if ARI Shares are to be issued pursuant to Paragraph 7(d) of this Plan, the Company shall acquire such shares by purchases on the open market and shall not issue treasury shares or authorized but unissued shares in satisfaction of the Company's obligation under Paragraph 7(d).

4. Plan Committee. (a) The Committee shall select one of its members as its Chairman and shall hold its meetings at such time and places as it shall deem advisable. Members of the Committee may, but need not be, employees, officers, or directors of the Company. The Board of Directors may at any time

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remove, replace, substitute, or add any one or more members of the Committee.

(b) Subject to the express provisions of this Plan, the Committee shall have complete authority to interpret the provisions of the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to determine the details and provisions of each Incentive Share issued hereunder, and to make all other determinations necessary or advisable in the Plan's administration. Determinations of the Committee on matters of interpretation of the Plan shall be final, binding and conclusive on all Participants.

(c) A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by a majority of the whole Committee shall constitute the action of the Committee.

(d) Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible employees, their employment, death, retirement, disability, or other termination of employment, and such other pertinent facts as the Committee may require or request.

5. Participation. Any Employee of the Company shall be eligible for selection to participate in the Plan. Based on recommendations from the President of the Company the Committee shall select the Employees to participate in the Plan (the "Participants" or, individually, "Participant"). In determining which Employees shall participate, the President and the Committee shall take into account the provisions of the Plan, the duties of the Employee, the Employee's past, present and future contributions to the success of the Company, and such other factors deemed relevant in connection with accomplishing the purpose of the Plan. Nothing contained herein to the contrary withstanding, the Chairman and President of the Company and each of its subsidiaries and divisions shall participate in the Plan at the levels specified in Paragraph 7(b) below.

6. Number of Erly Shares Subject to the Plan. (a) The number of ERLY Shares which may be issued hereunder shall not exceed an aggregate of ____ shares.

(b) In the event that the outstanding shares of ERLY or the Company are hereafter increased, or if other securities are issued by the Company by reason of stock split, spin-off, or stock dividend, no adjustment shall be made to the number of shares issuable pursuant to this Plan.

7. Terms and Conditions of Awards. (a) Each award under this Plan shall be an award with respect to a period of two consecutive fiscal years, herein called an Award Period. Each year within an Award Period is herein called an Award Year. The first Award Period and Award Year shall begin on April 1, 1994 and a new Award Year shall begin on the first day of each succeeding fiscal year until the Plan is terminated by the Board of Directors. Each subsequent Award Year shall commence at the termination of the preceding Award Year.

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(b)  Subject to paragraph 7(c) below, Participants in the Plan shall be eligible to receive the indicated percentage of their base salary as a bonus based on the Company's Return on Equity during an Award Year for the Company or its division or subsidiary based on the following formula:


                             American Rice, Inc.
                              Return on Equity

Title or            15.00%     18.00%     21.00%     24.00%
Office (1)         to 17.99%  to 20.99%  to 23.99%  to 26.99%  27.00+%
- ---------          ---------  ---------  ---------  ---------  ---------
Department Manager /
Assistant Vice
President             5%         10%        20%        30%        40%

Vice President        10%        20%        30%        50%        65%

Senior Vice
  President           10%        25%        50%        75%        100%

Executive Vice
  President           15%        30%        60%        90%        120%

President             15%        30%        60%        105%       135%

Chairman              15%        30%        60%        105%       135%

(1) Plan participants holding more than one of the indicated titles shall not be entitled to more than one bonus, but rather shall participate at the highest bonus level indicated.

(c) Bonuses for an Award Year shall be payable over an Award Period. For each Award Period, bonuses shall be seventy percent (70%) earned in the first Award Year if the Company, division or subsidiary achieves a Return on Equity of fifteen percent (15%) or greater and the remaining thirty percent (30%) of the bonus will be earned only if the Company, division or subsidiary achieves a Return on Equity of at least fifteen percent (15%) in the next succeeding Award Year during the Award Period. A bonus for an Award Year shall be earned only if the Participant is an employee of the Company or one of its subsidiaries or divisions at the end of the Award Year.

(d) Bonuses will be payable not later than forty-five (45) days after the Company files its annual report on Form 10-K with the United States Securities and Exchange Commission ("SEC"). All bonuses shall be payable eighty (80%) percent in cash and twenty (20%) percent in Incentive Shares. The number of Shares to be issued in payment of the stock portion of the bonus shall be (i) the dollar value of the bonus to be paid in Incentive Shares divided by (ii) the average Fair Market Value of a Share during the last five weeks of the Award Year in which the bonus is earned.

(e) Except as set forth in paragraph 5 above, at the beginning of each subsequent Award Year the Committee, in its discretion, shall determine and

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identify the Employees who shall participate in the Plan during the Award
Period beginning with such Award Year.

(f) The Incentive Shares earned by an Employee shall not entitle the Employee to voting rights or any other rights of a shareholder with respect thereto until stock certificates representing the Shares are actually issued.

(g) If an Employee holds more than one position in the Company and its subsidiaries and/or divisions, or if an Employee holds positions in more than one of the Company, its divisions and subsidiaries, the potential bonus for an Award Year shall be calculated for each position held with the Company and each subsidiary and each division during the Award Year, but only the highest bonus earned shall be paid.

8. Transferability. Except as provided in Paragraph 9(b), Incentive Shares granted pursuant to the terms of this Plan shall not be transferable for a period of two years following their issue other than upon the death of a Participant.

9.  Termination; Death; Disability or Retirement.

(a) Any unearned cash bonus and Incentive Shares payable or issuable pursuant to the terms of this Plan shall be forfeitable upon termination of employment for any reason and earned payments will be made in accordance with paragraph 7(d).

(b) If any Employee shall die, retire pursuant to the Company's normal retirement policy, or become permanently and totally disabled as determined in accordance with the applicable personnel policies, the Employee's payments earned under the terms of this Plan shall become 100% nonforfeitable on the date of such death, retirement or disability. In the event of an Employee's death or mental disability, the Bonus and Incentive Shares will be issued in accordance herewith to the party or parties to whom the Employee's rights shall have passed by Will or otherwise by law. No transfer of an Incentive Share by the Employee by will or by the laws of descent and distribution shall be effective to bind the Company, unless the Company is furnished a written notice thereof and an authenticated copy of the will or such other evidence as the Company may deem necessary to establish the validity of the transfer.

10. Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate for Shares prior to fulfillment of all of the following conditions, if applicable:

(a) The admission of such Shares to listing on all stock exchanges on which the Shares are then listed.

(b) The obtaining of any approval or other clearance from any federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary, or advisable.

11. Amendment and Termination of the Plan. This Plan may not be amended more often than once every six months other than to comply with changes to the Internal Revenue Code.

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12.  Miscellaneous.

(a) Continuing Employment. Nothing contained in the Plan or any related agreement shall obligate the Company to continue the employment of any Employee for any period or interfere in any way with the right of the Company to reduce the Employee's compensation or change the Employee's title or terms of employment, subject to any employment agreement which may exist from time to time between the Company and the Employee.

(b) Other Compensation Plans of Company. This Plan has no effect on the rights and obligations of Employees of the Company or under any other qualified or nonqualified compensation plan of the Company.

(c) Plan Binding on Successors. This Plan shall be binding on each of the parties hereto and their successors and assigns.

(d) Severability. If any provision of this Plan is held to be illegal, invalid, disqualifying or unenforceable under present or future laws, such provision shall be fully severable; the Plan shall be construed and enforced as if such illegal, invalid, disqualifying or unenforceable provision had never comprised a part of the Plan; and the remaining provisions of the Plan shall continue in full force and effect and shall not be affected by the illegal, invalid or disqualifying or unenforceable provision of its severance from this Plan. Furthermore, in lieu of such illegal, invalid or disqualifying or unenforceable provision, there shall be added automatically as a part of this Plan a provision as similar in terms to such illegal, invalid, disqualifying or unenforceable provision a may be possible and be legal, valid, qualifying and enforceable.

(e) Assignment and Alienation. The Employee's rights under this Plan may not be assigned or alienated, whether voluntarily or involuntarily, and any attempted assignment or alienation of such rights shall be null and void.

(f) Gender Interpretation. In all cases where appropriate, words of one gender include the other genders, the singular includes the plural, and the plural includes the singular.

(g) Applicable Law. This Plan will be governed by the laws of the State of Texas.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified or registered mail to the Company at its regular place of business.

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